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                                                                    Exhibit 8.1



                                                           October 18, 2006



American International Group, Inc.,
    70 Pine Street,
            New York, New York 10270.



Ladies and Gentlemen:

     We have acted as counsel to American International Group, Inc. (the "Company") in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (the "Act") as amended, of the prospectus supplement, dated October 12, 2006 (the "Prospectus Supplement"), relating to the $25,139,770,000 Medium-Term Notes, Series G; Medium-Term Notes, Series AIG-FP; Medium-Term Notes, Series MP, Matched Investment Program. The Prospectus Supplement supplements the prospectus, dated July 24, 2006, contained in the Company's Registration Statement on Form S-3 (File No. 333-106040) and filed with the SEC under
Rule 424(b)(2).

     We hereby confirm to you our opinion as set forth under the heading "United States Taxation" in the Prospectus Supplement and we expressly consent to the inclusion of such opinion in the Prospectus Supplement. We also consent to the filing with the SEC of this letter as an exhibit to the Company's Current Report on Form 8-K, dated the date hereof, relating to establishment of the Medium-Term Note programs described in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.



                                                     Very truly yours,

                                                     /s/ SULLIVAN & CROMWELL LLP